Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2022 RESULTS
Company Release: October 27, 2022
Third Quarter 2022 Highlights:
•Second consecutive quarter of record net income. Quarterly net income of $11.1 million, or $0.82 per diluted common share, for the three months ended September 30, 2022, compared to $10.2 million, or $0.76 per diluted common share for the three months ended June 30, 2022.
•Total assets increased $164.0 million, or 5.5%, to $3.13 billion for the quarter ended September 30, 2022, compared to $2.97 billion at June 30, 2022.
•Loan growth of $173.5 million, or 7.4%, to $2.51 billion for the three months ended September 30, 2022.
◦CCBX loans increased $111.6 million, or 13.9%, to $915.6 million.
◦Community bank loans increased $61.9 million, or 4.0%, to $1.59 billion.
▪PPP loans decreased $10.6 million, or 64.7%, to $5.8 million.
•CCBX loans held for sale decreased $16.7 million as of September 30, 2022, to $43.3 million
•Deposit growth of $139.8 million, or 5.2%, to $2.84 billion for the three months ended September 30, 2022.
◦CCBX deposit growth of $136.2 million, or 12.8%, to $1.20 billion.
▪Additional $266.7 million in CCBX deposits transferred off balance sheet
◦Community bank deposits increased $3.6 million, or 0.2%, to $1.63 billion and community bank cost of deposits was 0.16%.
•Total revenue increased $18.2 million, or 27.8% for the three months ended September 30, 2022, compared to June 30, 2022.
•Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements(1) increased $9.2 million, or 20.7%, to $53.9 million for the three months ended September 30, 2022.
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended September 30, 2022.  Record quarterly net income for the third quarter of 2022 was $11.1 million, or $0.82 per diluted common share, compared with net income of $10.2 million, or $0.76 per diluted common share, for the second quarter of 2022, and $6.7 million, or $0.54 per diluted common share, for the quarter ended September 30, 2021.
Total assets increased $164.0 million, or 5.5%, during the third quarter of 2022 to $3.13 billion, from $2.97 billion at June 30, 2022. Loan growth of $173.5 million, or 7.4%, for the three months ended September 30, 2022 to $2.51 billion. Loan growth included CCBX loan growth of $111.6 million, or 13.9%, and an increase of $61.9 million, or 4.0% in community bank loans, which is net of $10.6 million in PPP loan forgiveness/repayments. Deposits grew $139.8 million, or 5.2%, during the three months ended September 30, 2022 and included CCBX deposit growth of $136.2 million, or 12.8%, and an increase of $3.6 million, or 0.2%, in community bank deposits.
“Loans increased $173.5 million, or 7.4%, in the three months ended September 30, 2022, with $111.6 million of that growth in our CCBX segment, which provides Banking as a Service (“BaaS”). Our CCBX segment has grown to $915.6 million in loans, or 36.5% of total loans receivable, excluding $43.3 million in loans held for sale and our community bank loans have grown to $1.6 billion in loans receivable, as of September 30, 2022.  Additionally, deposits grew $139.8 million, or 5.2%, during the three months ended September 30, 2022.
“We achieved record net income for the second consecutive quarter. For the quarter ended September 30, 2022 we had net income of $11.1 million, an increase of $925,000, or 9.1%, over the quarter ended June 30, 2022.  Additionally, the Bank was recently named to the Piper Sandler Bank & Thrift Sm-All Stars Class of 2022 and was one of just two banks to receive the award for the fourth consecutive year. The recognition as a top performing bank is a huge honor and accomplishment and is reflective of the strong commitment our team has to our customers, communities and shareholders”, stated Eric Sprink, the CEO of the Company and the Bank.
1 A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of two segments: CCBX and the community bank.  The CCBX segment includes our BaaS activities and the community bank segment includes all other banking activities.  Net interest income was $49.2 million for the quarter ended September 30, 2022, an increase of $9.3 million, or 23.3%, from $39.9 million for the quarter ended June 30, 2022, and an increase of $30.4 million, or 161.5%, from $18.8 million for the quarter ended September 30, 2021.  Yield on loans receivable was 8.46% for the three months ended September 30, 2022, compared to 7.34% for the three months ended June 30, 2022 and 4.57% for the three months ended September 30, 2021.  The increase in net interest income compared to June 30, 2022 and September 30, 2021, was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended September 30, 2022 was $2.45 billion, compared to $2.19 billion for the three months ended June 30, 2022, and $1.68 billion for the three months ended September 30, 2021.
Interest and fees on loans totaled $52.3 million for the three months ended September 30, 2022 compared to $40.2 million and $19.4 million for the three months ended June 30, 2022 and September 30, 2021, respectively.  Loan growth of $173.5 million, or 7.4%, during the quarter ended September 30, 2022 included $111.6 million increase in CCBX loans; this includes capital call lines, which decreased $50.6 million, or 22.5%, during the quarter ended September 30, 2022.  Capital call lines bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended September 30, 2022, compared to June 30, 2022 and September 30, 2021, was largely due to growth in higher yielding loans.  As a result of the Federal Open Market Committee (“FOMC”) raising rates 3.0% in 2022, interest rates on our existing variable rate loans are affected, as are the rates on new loans. We continue to monitor the impact of these increases in interest rates. The FOMC last raised rates 0.75% on September 21, 2022.
Interest income from interest earning deposits with other banks was $2.3 million at September 30, 2022, an increase of $1.3 million compared to June 30, 2022, and an increase of $2.1 million compared to September 30, 2021 due to an increase in interest rates.  The average balance of interest earning deposits with other banks for the three months ended September 30, 2022 was $397.6 million, compared to $499.9 million and $419.7 million for the three months ended June 30, 2022 and September 30, 2021, respectively.  Interest earning deposits with other banks decreased as a result of increased loan demand.  Those deposits were used to fund higher yielding loans receivable.  Additionally, the average yield on these interest earning deposits with other banks increased to 2.27% for the quarter ended September 30, 2022, compared to 0.77% and 0.16% for the quarters ended June 30, 2022 and September 30, 2021, respectively.
Interest expense was $6.0 million for the quarter ended September 30, 2022, a $4.0 million increase from the quarter ended June 30, 2022 and a $5.2 million increase from the quarter ended September 30, 2021. Interest expense on borrowed funds was $273,000 for the quarter ended September 30, 2022, compared to $260,000 and $278,000 for the quarters ended June 30, 2022 and September 30, 2021, respectively. Interest expense on borrowed funds increased $13,000 compared to the three months ended June 30, 2022, as a result of the increase in interest rates. The $5,000 decrease in interest expense on borrowed funds from the quarter ended September 30, 2021 is the result of a decrease in Federal Home Loan Bank borrowings, which were paid off in the first quarter of 2022. Interest expense on interest bearing deposits increased $4.0 million for the quarter ended September 30, 2022, compared to the quarter ended June 30, 2022, and $5.2 million compared to the quarter ended September 30, 2021 as a result an increase in CCBX deposits that are tied to and reprice when the FOMC raises rates.  Additionally, as a result of the interest rate increases, a significant portion of CCBX deposits that were not earning interest were reclassified to interest bearing deposits from noninterest bearing deposits during the first and second quarters of 2022, which also contributed to the increase in interest expense compared to September 30, 2021. These CCBX deposits were reclassified because the current interest rate exceeded the minimum interest rate set in their respective program agreements, as a result of the first and second quarter 2022 interest rate increases. We do not expect additional CCBX deposits will be reclassified as a result of future rate increases.
Total cost of deposits was 0.82% for the three months ended September 30, 2022, 0.25% for the three months ended June 30, 2022, and 0.10%, for the three months ended September 30, 2021. Community bank and CCBX cost of deposits were 0.16% and 1.79% respectively, for the three months ended September 30, 2022, compared to 0.08% and 0.56%, for the three months ended June 30, 2022, and 0.13% and 0.02% for the three months ended September 30, 2021. The increase in cost of deposits for the three months ended September 30, 2022 compared to the prior periods for both segments is a result of increased interest rates. Also impacting CCBX cost of deposits was the reclassification of deposits from noninterest bearing to interest bearing in the first two quarters of 2022. Any additional interest rate increases will increase our cost of deposits and result in higher interest expense on interest bearing deposits.

Net Interest Margin
Net interest margin was 6.58% for the three months ended September 30, 2022, compared to 5.66% and 3.48% for the three months ended June 30, 2022 and September 30, 2021, respectively.  The increase in net interest margin compared to the three months ended June 30, 2022 and September 30, 2021, was largely a result of an increase in higher rate loans.  Loans receivable increased $173.5 million and $802.2 million, compared to June 30, 2022 and September 30, 2021, respectively.  Additionally, the Fed Funds interest rate increases have resulted in existing, variable rate loans repricing to higher interest rates.  Interest on loans receivable increased $12.2 million, or 30.3%, to $52.3 million for the three months ended September 30, 2022, compared to $40.2 million for the three months ended June 30, 2022, and $19.4 million for the three months ended September 30, 2021.  Also contributing to the increase in net interest margin compared to the three months ended June 30, 2022 and September 30, 2021, was $1.3 million and $2.1 million increase in interest on interest earning deposits, respectively.  These interest earning deposits earned an average rate of 2.27% for the quarter ended September 30, 2022, compared to 0.77% and 0.16% for the quarters ended June 30, 2022 and September 30, 2021, respectively.  Average investment securities decreased $17.6 million to $103.7 million for the three months ended September 30, 2022 compared to the three months ended June 30, 2022, and increased $69.9 million compared to the three months ended September 30, 2021. Interest on investment securities decreased $9,000 for the three months ended September 30, 2022 compared to the three months ended June 30, 2022 due to lower average outstanding balance on investments and increased $530,000 compared to September 30, 2021, as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 0.85% for the quarter ended September 30, 2022, an increase of 56 basis points from the quarter ended June 30, 2022 and an increase of 69 basis points from the quarter ended September 30, 2021. Cost of deposits for the quarter ended September 30, 2022 was 0.82%, compared to 0.25% for the quarter ended June 30, 2022, and 0.10% for the quarter ended September 30, 2021. The increased cost of funds and deposits compared to June 30, 2022 and September 30, 2021 was largely due to the increase in interest rates compared to the previous periods. Noninterest bearing deposits of $813.2 million for the quarter ended September 30, 2022 decreased $4.8 million, or 0.59%, compared to the quarter ended June 30, 2022, and decreased $483.2 million, or 37.3%, compared to the quarter ended September 30, 2021 due to the aforementioned reclassification of CCBX noninterest bearing deposits to interest bearing deposits.
During the quarter ended September 30, 2022, total loans receivable increased by $173.5 million, or 7.4%, to $2.51 billion, compared to $2.33 billion for the quarter ended June 30, 2022.  The increase consists of $111.6 million in CCBX loan growth and $61.9 million in community bank loan growth. Community bank loan growth includes a decrease of $10.6 million in PPP loans from forgiveness and repayments.  Total loans receivable grew $802.2 million as of September 30, 2022, compared to the quarter ended September 30, 2021.  This increase includes CCBX loan growth of $725.4 million and community bank loan growth of $76.9 million. Community bank loan growth is net of $261.5 million in PPP loan forgiveness/repayments, as of September 30, 2022, compared September 30, 2021.  During the quarter ended September 30, 2022, $48.1 million in CCBX loans were transferred into loans held for sale, with $64.8 million in loans sold during the quarter and $43.3 million remaining in loans held for sale as of September 30, 2022; compared to $60.0 million held for sale as of June 30, 2022.
Total yield on loans receivable for the quarter ended September 30, 2022 was 8.46%, compared 7.34% for the quarter ended June 30, 2022, and 4.57% for the quarter ended September 30, 2021. This increase in yield on loans receivable is a combination of an overall increase in interest rates as well as additional volume in higher rate consumer loans from CCBX partners.  During the quarter ended September 30, 2022, CCBX loans outstanding increased 13.9%, or $111.6 million, with an average CCBX yield of 13.96% and community bank loans increased 4.0%, or $61.9 million, with an average yield of 5.31%.   The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and servicing CCBX loans.  Net BaaS loan income divided by average CCBX loans outstanding was 7.05% for the quarter ended September 30, 2022 and was impacted by the $50.6 million decline in capital call lines during the quarter that are priced at prime minus 0.50%.

The following table summarizes the average yield on loans receivable and cost of deposits for each segment for the periods indicated:

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021		September 30, 2022		September 30, 2021
	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits
Community Bank	5.31%	0.16%	5.04%	0.08%	4.67%	0.13%	5.17%	0.11%	4.60%	0.15%
CCBX (1)	13.96%	1.79%	12.35%	0.56%	3.65%	0.02%	13.16%	0.91%	3.26%	0.04%
Consolidated	8.46%	0.82%	7.34%	0.25%	4.57%	0.10%	7.63%	0.41%	4.51%	0.14%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.
The following tables illustrates how BaaS loan interest income is affected by BaaS loan interest expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans
BaaS loan interest income	$31,449	13.96%	$21,281	12.35%	$1,471	3.65%
Less: BaaS loan expense	15,560	6.91%	12,229	7.10%	419	1.04%
Net BaaS loan income (1)	$15,889	7.05%	$9,052	5.25%	$1,052	2.61%
Average BaaS Loans	$893,655		$691,294		$160,022

	For the Nine Months Ended
	September 30, 2022		September 30, 2021
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans
BaaS loan interest income	$64,721	13.16%	$2,761	3.26%
Less: BaaS loan expense	36,079	7.34%	609	0.72%
Net BaaS loan income (1)	$28,642	5.82%	$2,152	2.54%
Average BaaS Loans	$657,574		$113,369
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
______
Key Performance Ratios
Return on average assets (“ROA”) was 1.45% for the quarter ended September 30, 2022 compared to 1.41% and 1.21% for the quarters ended June 30, 2022 and September 30, 2021, respectively.  ROA for the quarter ended September 30, 2022, was impacted by an increase in loan volume and overall higher interest rates on interest earning assets, compared to the quarters ended June 30, 2022 and September 30, 2021.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Nine Months Ended
(unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021

Return on average assets (1)	1.45%	1.41%	0.93%	1.14%	1.21%	1.18%	1.28%
Return on average equity (1)	19.36%	18.86%	12.12%	16.80%	16.77%	16.90%	17.40%
Yield on earnings assets (1)	7.38%	5.94%	4.58%	4.09%	3.63%	6.03%	3.83%
Yield on loans receivable (1)	8.46%	7.34%	6.80%	5.92%	4.57%	7.63%	4.51%
Cost of funds (1)	0.85%	0.29%	0.14%	0.14%	0.16%	0.44%	0.20%
Cost of deposits (1)	0.82%	0.25%	0.09%	0.09%	0.10%	0.41%	0.14%
Net interest margin (1)	6.58%	5.66%	4.45%	3.95%	3.48%	5.61%	3.64%
Noninterest expense to average assets (1)	6.66%	5.29%	4.52%	3.29%	2.91%	5.54%	2.74%
Noninterest income to average assets (1)	4.48%	3.53%	3.27%	2.22%	1.11%	3.79%	0.90%
Efficiency ratio	61.12%	58.38%	59.34%	54.08%	64.68%	59.77%	61.51%
Loans receivable to deposits (2)	89.92%	86.54%	76.24%	73.73%	76.71%	89.92%	76.71%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2022	2022	2021
Deposit service charges and fees	$986	$988	$956
Mortgage broker fees	24	85	187
Loan referral fees	—	208	723
Unrealized (loss) gain on equity securities, net	(133)	(2)	1,472
Gain on sales of loans, net	—	—	206
Other	236	313	302
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,113	1,592	3,846
Servicing and other BaaS fees	1,079	1,159	1,313
Transaction fees	940	814	146
Interchange fees	738	628	188
Reimbursement of expenses	885	618	333
BaaS program income	3,642	3,219	1,980
BaaS credit enhancements	17,928	14,207	10
Baas fraud enhancements	11,708	6,474	296
BaaS indemnification income	29,636	20,681	306
Total noninterest income	$34,391	$25,492	$6,132
Noninterest income was $34.4 million for the three months ended September 30, 2022, an increase of $8.9 million from $25.5 million for the three months ended June 30, 2022, and an increase of $28.3 million from $6.1 million for the three months ended September 30, 2021.  The increase in noninterest income over the quarter ended June 30, 2022 was primarily due to an increase of $9.4 million in BaaS income partially offset by a $208,000 decrease in loan referral fees.  The $9.4 million increase in BaaS income included a $3.7 million increase in BaaS credit enhancements related to the allowance for loan losses and reserve for unfunded commitments, $5.2 million increase in BaaS fraud enhancements, and an increase of $423,000 in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for loan losses, reserve for unfunded commitments and credit and fraud enhancements). The $28.3 million increase in noninterest income over the quarter ended September 30, 2021 was primarily due to a $31.0 million increase in BaaS income partially offset by a decrease of $1.6 million in unrealized gain on equity securities and a decrease of $723,000 in loan referral fees. The $31.0 million increase in BaaS income included a $17.9 million increase in BaaS credit enhancements, $11.4 million increase in BaaS fraud enhancements and $1.7 million increase in other BaaS program income. BaaS program income is steadily growing,with an increase of 13.1% compared to the quarter ended June 30, 2022, and an increase of 83.9% compared to the quarter ended September 30, 2021.
Our CCBX segment continues to evolve, and we now have 29 relationships, at varying stages, as of September 30, 2022.    We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense for both parties and are focusing more on selecting larger and more established partners, with experienced management teams.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented. During the quarter ended September 30, 2022 a few partners wound down their CCBX programs; these programs were not material in terms of income and sources of funds.

	As of
(unaudited)	September 30, 2022	June 30, 2022	September 30, 2021
Active	19	23	16
Friends and family / testing	2	2	0
Implementation / onboarding	0	0	7
Signed letters of intent	5	4	3
Wind down - preparing to exit relationship	3	0	0
Total CCBX relationships	29	29	26
Noninterest Expense
The following table details noninterest expense for the periods indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2022	2022	2021
Salaries and employee benefits	$14,506	$12,238	$9,961
Legal and professional fees	2,251	1,002	796
Data processing and software licenses	1,670	1,546	1,333
Occupancy	1,147	1,083	1,037
FDIC assessments	850	855	400
Point of sale expense	742	409	212
Excise taxes	588	564	407
Director and staff expenses	475	377	274
Marketing	69	74	130
Other	1,522	1,318	865
Noninterest expense, excluding BaaS loan and BaaS fraud expense	23,820	19,466	15,415
BaaS loan expense	15,560	12,229	419
BaaS fraud expense	11,707	6,474	296
BaaS loan and fraud expense	27,267	18,703	715
Total noninterest expense	$51,087	$38,169	$16,130
Total noninterest expense increased to $51.1 million for the three months ended September 30, 2022, compared to $38.2 million for the three months ended June 30, 2022 and $16.1 million for the three months ended September 30, 2021. The increase in noninterest expense for the quarter ended September 30, 2022, as compared to the quarter ended June 30, 2022, was primarily due to a $8.6 million increase in BaaS expense ($3.3 million of which is related to partner loan expense and $5.2 million of which is related to partner fraud expense).  Partner loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts, a portion of this expense is realized during the quarter, and a portion is estimated based on historical or other information from our partner.  Also contributing to the increase in noninterest expense compared to June 30, 2022 is a $2.3 million increase in salaries and employee benefits which is related to hiring in CCBX and additional staff for our ongoing growth initiatives.  In the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022, legal and professional fees increased $1.2 million, point of sale expenses increased $333,000 and data processing and software license expense increased $124,000  The increase in legal and professional expenses is due to increased fees related to building our regulatory compliance infrastructure, our data management capabilities, and risk management, and increased consulting expenses. The increase in point of sale expenses is primarily a result of increased activity in CCBX; CCBX BaaS program income in noninterest income also increased as a result of this activity. Data processing and software license fees are expected to increase as we invest in software related to CCBX, information technology and risk management.
The increased noninterest expenses for the quarter ended September 30, 2022 compared to the quarter ended September 30, 2021 were largely due to an increase of $26.6 million in BaaS partner expense ($15.1 million of which is related to partner loan expense and $11.4 million of which is related to partner fraud expense), $4.5 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives and $1.5 million increase in legal and professional fees due to increased fees related to data and risk management, and increased regulatory consulting expenses. Additionally, there was a $530,000 increase in point of sale expenses, $450,000 increase in FDIC assessments and $337,000 increase in data processing and software licenses.  The increase in point of sale expenses is attributed to increased CCBX activity; CCBX BaaS program income in noninterest income also increased as a result of this activity. The increase in FDIC assessments is largely the result of an increase in assets combined with other factors that impact the FDIC assessment calculation compared to the quarter ended September 30, 2021.  The increase in data processing and software licenses expenses was a result of implementing software to monitor and assist in the reporting of CCBX activities and monitoring of transactions to automate and improve efficiency.
The provision for income taxes was $3.0 million for the three months ended September 30, 2022, $2.9 million for the three months ended June 30, 2022 and $1.9 million for the third quarter of 2021.  The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 1.0% for calculating the provision for state taxes.
Financial Condition Overview
Total assets increased $164.0 million, or 5.5%, to $3.13 billion at September 30, 2022 compared to $2.97 billion at June 30, 2022.  The increase is primarily due to loans receivable increasing $173.5 million during the quarter ended September 30, 2022.  Loans held for sale decreased $16.7 million, to $43.3 million during the quarter ended September 30, 2022.  Also contributing to the increase in assets for the quarter ended September 30, 2022 was a $8.3 million increase in interest earning deposits with other banks, as a result of higher deposit totals.  Total assets increased $682.2 million, or 27.8%, at September 30, 2022, compared to $2.45 billion at September 30, 2021.  The increase is primarily due to loans receivable increasing $802.2 million, and an increase of $64.8 million in investment securities.  Partially offsetting the increase is a $264.8 million decrease in interest earning deposits with other banks, resulting from increased loan demand, compared to September 30, 2021.
Loans Receivable
Total loans receivable increased $173.5 million to $2.51 billion at September 30, 2022, from $2.33 billion at June 30, 2022, and increased $802.2 million from $1.71 billion at September 30, 2021.  The increase in loans receivable over the quarter ended June 30, 2022 was the result of $111.6 million in CCBX loan growth and $61.9 million in community bank loan growth. Community bank loan growth includes $10.6 million in PPP loan forgiveness and paydowns for the quarter ended September 30, 2022.  The change in loans receivable over the quarter ended September 30, 2021 includes CCBX loan growth of $725.4 million and $76.9 million in community bank loan growth as of September 30, 2022.  Community bank loan growth is net of $261.5 million in PPP loan forgiveness and paydowns since September 30, 2021.

The following table summarizes the loan portfolio at the period indicated:

	As of September 30, 2022		As of June 30, 2022		As of September 30, 2021
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$5,794	0.2%	$16,398	0.7%	$267,278	15.5%
Capital call lines	174,311	6.9	224,930	9.6	161,457	9.4
All other commercial & industrial loans	159,823	6.4	160,636	6.9	108,120	6.3
Total commercial and industrial loans:	339,928	13.5	401,964	17.2	536,855	31.2
Real estate loans:
Construction, land and land development	224,188	8.9	225,512	9.6	158,710	9.2
Residential real estate	402,781	16.0	326,661	14.0	170,167	9.9
Commercial real estate	1,024,067	40.7	956,320	40.8	837,342	48.7
Consumer and other loans	523,536	20.9	430,083	18.4	17,140	1.0
Gross loans receivable	2,514,500	100.0%	2,340,540	100.0%	1,720,214	100.0%
Net deferred origination fees - PPP loans	(111)		(396)		(9,417)
Net deferred origination fees - all other loans	(6,500)		(5,790)		(5,115)
Loans receivable	$2,507,889		$2,334,354		$1,705,682
Loan Yield (1)	8.46%		7.34%		4.57%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the Community Bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	September 30, 2022		June 30, 2022		September 30, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$5,794	0.4%	$16,398	1.1%	$267,278	17.5%
All other commercial & industrial loans	143,808	9.0	142,569	9.3	108,120	7.1
Real estate loans:
Construction, land and land development loans	224,188	14.0	225,512	14.7	158,710	10.4
Residential real estate loans	198,871	12.5	193,518	12.6	156,128	10.2
Commercial real estate loans	1,024,067	64.0	956,320	62.2	837,342	54.7
Consumer and other loans:
Other consumer and other loans	2,220	0.1	2,325	0.1	2,492	0.1
Gross Community Bank loans receivable	1,598,948	100.0%	1,536,642	100.0%	1,530,070	100.0%
Net deferred origination fees	(6,628)		(6,240)		(14,602)
Loans receivable	$1,592,320		$1,530,402		$1,515,468
Loan Yield(1)	5.31%		5.04%		4.67%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	September 30, 2022		June 30, 2022		September 30, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$174,311	19.0%	$224,930	28.0%	$161,457	84.9%
All other commercial & industrial loans	16,015	1.8	18,067	2.2	—	0.0
Real estate loans:
Residential real estate loans	203,910	22.3	133,143	16.5	14,039	7.4
Consumer and other loans:
Credit cards	216,995	23.7	139,501	17.4	1,711	0.9
Other consumer and other loans	304,321	33.2	288,257	35.9	12,937	6.8
Gross CCBX loans receivable	915,552	100.0%	803,898	100.0%	190,144	100.0%
Net deferred origination costs	17		54		70
Loans receivable	$915,569		$803,952		$190,214
Loan Yield - CCBX (1)(2)	13.96%		12.35%		3.65%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $139.8 million, or 5.2%, to $2.84 billion at September 30, 2022 from $2.70 billion at June 30, 2022. The increase was due to a $143.0 million increase in core deposits, partially offset by a $2.6 million decrease in time deposits. Our increase in deposits is primarily the result of growth in CCBX. Deposits in our CCBX segment increased $136.2 million, from $1.07 billion at June 30, 2022, to $1.20 billion at September 30, 2022 and community bank deposits increased $3.6 million to $1.63 billion at September 30, 2022. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relationship agreement. During the quarter ended September 30, 2022, noninterest bearing deposits decreased $4.8 million, or 0.6%, to $813.2 million from $818.1 million at June 30, 2022. In the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022, NOW and money market accounts increased $146.8 million and savings deposits increased $1.0 million. Partially offsetting those increases is a decrease of $638,000 in BaaS-brokered deposits and a decrease of $2.6 million in time deposits.
Total deposits increased $613.5 million, or 27.6%, to $2.84 billion at September 30, 2022 compared to $2.22 billion at September 30, 2021. The increase in deposits is largely the result of growth in CCBX and is also due to expanding and growing banking relationships with community bank customers. Noninterest bearing deposits decreased $483.2 million, or 37.3%, to $813.2 million at September 30, 2022 from $1.3 billion at September 30, 2021. NOW and money market accounts increased $1.05 billion, or 139.1%, to $1.81 billion at September 30, 2022, and savings accounts increased $11.3 million, or 11.8%, and BaaS-brokered deposits increased $47.0 million, or 165.4% while time deposits decreased $12.8 million, or 27.5%, in the third quarter of 2022 compared to the third quarter of 2021. Additionally, as of September 30, 2022 we have access to $266.7 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis. The Bank could retain these deposits for liquidity and funding purposes if needed. If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio for the periods indicated.

	As of September 30, 2022		As of June 30, 2022		As of September 30, 2021
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$813,217	28.7%	$818,052	30.3%	$1,296,443	58.3%
NOW and money market	1,807,105	63.7	1,660,315	61.6	755,810	34.0
Savings	107,508	3.8	106,464	3.9	96,192	4.3
Total core deposits	2,727,830	96.2	2,584,831	95.8	2,148,445	96.6
BaaS-brokered deposits	75,363	2.6	76,001	2.8	28,396	1.3
Time deposits less than $100,000	13,296	0.5	14,009	0.5	15,701	0.7
Time deposits $100,000 and over	20,577	0.7	22,464	0.8	30,998	1.4
Total	$2,837,066	100.0%	$2,697,305	100.0%	$2,223,540	100.0%
Cost of Deposits (1)	0.82%		0.25%		0.10%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the Community Bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	September 30, 2022		June 30, 2022		September 30, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$746,516	45.7%	$729,436	44.7%	$722,458	44.7%
NOW and money market	748,347	45.8	759,704	46.6	750,973	46.5
Savings	106,059	6.5	105,576	6.5	96,192	6.0
Total core deposits	1,600,922	97.9	1,594,716	97.8	1,569,623	97.1
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	13,296	0.8	14,009	0.9	15,701	1.0
Time deposits $100,000 and over	20,577	1.3	22,464	1.4	30,998	1.9
Total Community Bank deposits	$1,634,796	100.0%	$1,631,190	100.0%	$1,616,323	100.0%
Cost of deposits(1)	0.16%		0.08%		0.13%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	September 30, 2022		June 30, 2022		September 30, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$66,701	5.5%	$88,616	8.3%	$573,985	94.5%
NOW and money market	1,058,758	88.1	900,611	84.5	4,837	0.8
Savings	1,449	0.1	888	0.1	—	—
Total core deposits	1,126,908	93.7	990,115	92.9	578,822	95.3
BaaS-brokered deposits	75,362	6.3	76,000	7.1	28,395	4.7
Total CCBX deposits	$1,202,270	100.0%	$1,066,115	100.0%	$607,217	100.0%
Cost of deposits (1)	1.79%		0.56%		0.02%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Shareholders’ Equity
During the nine months ended September 30, 2022, the Company contributed $21.0 million in capital to the Bank.  The Company has a cash balance of $2.0 million as of September 30, 2022, which is retained for general operating purposes, including debt repayment, and for funding $1.0 million in commitments to bank technology funds.
Total shareholders’ equity increased $11.1 million since June 30, 2022.  The increase in shareholders’ equity was primarily due to $11.1 million in net earnings for the three months ended September 30, 2022. The accrual of equity awards and exercises equally offset the $747,000 decrease in accumulated other comprehensive income, related to the market adjustment on available for sale securities.
Capital Ratios
The Company and the Bank remain well capitalized at September 30, 2022, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
Tier 1 leverage capital	8.34%	7.70%	5.00%
Common Equity Tier 1 risk-based capital	9.34%	8.49%	6.50%
Tier 1 risk-based capital	9.34%	8.62%	8.00%
Total risk-based capital	10.60%	10.80%	10.00%
Asset Quality
The total allowance for loan losses was $59.3 million and 2.36% of loans receivable at September 30, 2022 compared to $49.4 million and 2.11% at June 30, 2022 and $20.2 million and 1.19% at September 30, 2021. The allowance for loan loss allocated to the CCBX portfolio was $39.1 million and 4.28% of CCBX loans receivable at September 30, 2022, with $20.1 million of allowance for loan loss allocated to the community bank or 1.26% of total community bank loans receivable.
The following table details the allocation of the allowance for loan loss as of the period indicated:

	As of September 30, 2022			As of June 30, 2022			As of September 30, 2021
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,592,320	$915,569	$2,507,889	$1,530,402	$803,952	$2,334,354	$1,515,468	$190,214	$1,705,682
Allowance for loan losses	(20,139)	(39,143)	(59,282)	(20,785)	(28,573)	(49,358)	(20,070)	(152)	(20,222)
Allowance for loan losses to total loans receivable	1.26%	4.28%	2.36%	1.36%	3.55%	2.11%	1.32%	0.08%	1.19%
Provision for loan losses totaled $18.4 million for the three months ended September 30, 2022, $14.1 million for the three months ended June 30, 2022, and $255,000 for the three months ended September 30, 2021. Net charge-offs totaled $8.5 million for the quarter ended September 30, 2022, compared to $3.5 million for the quarter ended June 30, 2022 and $(1,000) for the quarter ended September 30, 2021. Net charge-offs increased due to CCBX partner loans and the reclassification and charge-off of negative deposit accounts. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts.
The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$411	$8,102	$8,513	$3	$3,539	$3,542	$14	$17	$31
Gross recoveries	(3)	(6)	(9)	(36)	—	(36)	(24)	(8)	(32)
Net charge-offs	$408	$8,096	$8,504	$(33)	$3,539	$3,506	$(10)	$9	$(1)
Net charge-offs to average loans	0.10%	3.59%	1.38%	(0.01)%	2.05%	0.64%	0.00%	0.02%	0.00%
The increase in the Company’s provision for loan losses during the quarter ended September 30, 2022, is largely related to the provision for CCBX partner loans. During the quarter ended September 30, 2022, a $18.7 million provision for loan losses was recorded for CCBX partner loans based on management’s analysis, compared to the $14.0 million provision for loan losses that was recorded for CCBX for the quarter ended June 30, 2022. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Incurred losses are recorded in the allowance for loan losses. The receivable is relieved when credit enhancement recoveries are received from the CCBX partner. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations then the bank would be exposed to additional loan losses, as a result of this counterparty risk. The factors used in management’s analysis for community bank loan losses indicated that a recapture/adjustment for loan losses of $238,000 and provision of $109,000 was needed for the quarters ended September 30, 2022 and June 30, 2022, respectively. The community bank recapture/adjustment was the result of transferring a portion of the allowance from the community bank segment to the CCBX segment. In accordance with the program agreement, in the quarter ended September 30, 2022, the Company was responsible for losses on $7.8 million from one CCBX partner for which there is no credit enhancement . CCBX partners indemnify the Bank for loan losses/charge-offs on loans they originate, other than the aforementioned $7.8 million. The economic environment is continuously changing, due to increased inflation, global unrest, the war in Ukraine, upcoming midterm elections, trade issues that have may impact the provision and therefore the allowance. The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Community bank	$(238)	$109	$192	$214	$877
CCBX	18,666	13,985	63	45,250	96
Total provision expense	$18,428	$14,094	$255	$45,464	$973
At September 30, 2022, our nonperforming assets were $22.9 million, or 0.73% of total assets, compared to $5.8 million, or 0.20%, of total assets, at June 30, 2022, and $740,000, or 0.03% of total assets, at September 30, 2021. These ratios are impacted by the increase in CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. Under the agreement, the CCBX partner will reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets increased $17.1 million during the quarter ended September 30, 2022, compared to the quarter ended June 30, 2022, due to the addition of $10.2 million in CCBX loans that are past due 90 days or more and still accruing combined with $6.8 million more in community bank nonaccrual loans. Community bank nonaccrual loans increased with the addition of one new nonaccrual loan partially offset by other nonaccrual principal reductions/charge-offs. There were no repossessed assets or other real estate owned at September 30, 2022. Our nonperforming loans to loans receivable ratio was 0.91% at September 30, 2022, compared to 0.25% at June 30, 2022, and 0.04% at September 30, 2021.
For the quarter ended September 30, 2022, we have seen a slight change in our community bank credit quality metrics, as demonstrated by the $408,000 of community bank net charge-offs and $7.1 million of nonperforming community bank loans. For the quarter ended September 30, 2022, $8.1 million in net charge-offs were recorded on CCBX loans. These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses. Agreements with our CCBX loan and deposit partners provide for a credit enhancement against loan and fraud losses.

The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of September 30, 2022	As of June 30, 2022	As of September 30, 2021
Nonaccrual loans:
Commercial and industrial loans	$94	$111	$561
Real estate loans:
Construction, land and land development	66	67	—
Residential real estate	—	53	56
Commercial real estate	6,901	—	—
Total nonaccrual loans	7,061	231	617
Accruing loans past due 90 days or more:
Commercial & industrial loans	138	10	—
Real estate loans:
Residential real estate loans	638	123	1
Consumer and other loans:
Credit cards	4,777	1,283	94
Other consumer and other loans	10,268	4,164	28
Total accruing loans past due 90 days or more	15,821	5,580	123
Total nonperforming loans	22,882	5,811	740
Real estate owned	—	—	—
Repossessed assets	—	—	—
Troubled debt restructurings, accruing	—	—	—
Total nonperforming assets	$22,882	$5,811	$740
Total nonaccrual loans to loans receivable	0.28%	0.01%	0.04%
Total nonperforming loans to loans receivable	0.91%	0.25%	0.04%
Total nonperforming assets to total assets	0.73%	0.20%	0.03%
The following tables detail the Community Bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021
Nonaccrual loans:
Commercial and industrial loans	$94	$111	$561
Real estate:
Construction, land and land development	66	67	—
Residential real estate	—	53	56
Commercial real estate	6,901	—	—
Total nonaccrual loans	7,061	231	617
			—
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,061	231	617
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,061	$231	$617

CCBX	As of
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	138	10	—
Real estate loans:
Residential real estate loans	638	123	1
Consumer and other loans:
Credit cards	4,777	1,283	94
Other consumer and other loans	10,268	4,164	28
Total accruing loans past due 90 days or more	15,821	5,580	123
Total nonperforming loans	15,821	5,580	123
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$15,821	$5,580	$123

About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.13 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers and digital financial service providers through its CCBX segment.  To learn more about the Company visit www.coastalbank.com.
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	September 30, 2022	June 30, 2022	September 30, 2021
Cash and due from banks	$37,482	$40,750	$31,722
Interest earning deposits with other banks	373,246	364,939	638,003
Investment securities, available for sale, at fair value	97,621	108,560	32,838
Investment securities, held to maturity, at amortized cost	1,250	1,261	2,086
Other investments	10,581	10,379	8,349
Loans held for sale, at par	43,314	60,000	—
Loans receivable	2,507,889	2,334,354	1,705,682
Allowance for loan losses	(59,282)	(49,358)	(20,222)
Total loans receivable, net	2,448,607	2,284,996	1,685,460
Premises and equipment, net	18,467	18,670	17,231
Operating lease right-of-use assets	5,293	5,565	6,372
Accrued interest receivable	13,114	12,430	7,549
Bank-owned life insurance, net	12,576	12,485	12,166
Deferred tax asset, net	13,997	11,709	3,807
Other assets	58,193	37,978	5,985
Total assets	$3,133,741	$2,969,722	$2,451,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,837,066	$2,697,305	$2,223,540
Federal Home Loan Bank ("FHLB") advances	—	—	24,999
Subordinated debt	24,343	24,324	24,269
Junior subordinated debentures	3,588	3,587	3,586
Deferred compensation	648	680	774
Accrued interest payable	153	330	147
Operating lease liabilities	5,514	5,786	6,583
Other liabilities	33,696	20,049	6,584
Total liabilities	2,905,008	2,752,061	2,290,482

SHAREHOLDERS’ EQUITY
Common stock	123,944	123,226	88,997
Retained earnings	106,880	95,779	72,083
Accumulated other comprehensive (loss) income, net of tax	(2,091)	(1,344)	6
Total shareholders’ equity	228,733	217,661	161,086
Total liabilities and shareholders’ equity	$3,133,741	$2,969,722	$2,451,568

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$52,328	$40,166	$19,383
Interest on interest earning deposits with other banks	2,273	956	170
Interest on investment securities	554	563	24
Dividends on other investments	24	134	31
Total interest income	55,179	41,819	19,608
INTEREST EXPENSE
Interest on deposits	5,717	1,673	523
Interest on borrowed funds	273	260	278
Total interest expense	5,990	1,933	801
Net interest income	49,189	39,886	18,807
PROVISION FOR LOAN LOSSES	18,428	14,094	255
Net interest income after provision for loan losses	30,761	25,792	18,552
NONINTEREST INCOME
Deposit service charges and fees	986	988	956
Loan referral fees	—	208	723
Gain on sales of loans, net	—	—	206
Mortgage broker fees	24	85	187
Unrealized (loss) gain on equity securities, net	(133)	(2)	1,472
Other income	236	313	302
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,113	1,592	3,846
Servicing and other BaaS fees	1,079	1,159	1,313
Transaction fees	940	814	146
Interchange fees	738	628	188
Reimbursement of expenses	885	618	333
BaaS program income	3,642	3,219	1,980
BaaS credit enhancements	17,928	14,207	10
BaaS fraud enhancements	11,708	6,474	296
BaaS indemnification income	29,636	20,681	306
Total noninterest income	34,391	25,492	6,132
NONINTEREST EXPENSE
Salaries and employee benefits	14,506	12,238	9,961
Occupancy	1,147	1,083	1,037
Data processing and software licenses	1,670	1,546	1,333
Legal and professional fees	2,251	1,002	796
Point of sale expense	742	409	212
Excise taxes	588	564	407
Federal Deposit Insurance Corporation ("FDIC") assessments	850	855	400
Director and staff expenses	475	377	274
Marketing	69	74	130
Other expense	1,522	1,318	865
Noninterest expense, excluding BaaS loan and BaaS fraud expense	23,820	19,466	15,415
BaaS loan expense	15,560	12,229	419
BaaS fraud expense	11,707	6,474	296
BaaS loan and fraud expense	27,267	18,703	715
Total noninterest expense	51,087	38,169	16,130
Income before provision for income taxes	14,065	13,115	8,554
PROVISION FOR INCOME TAXES	2,964	2,939	1,870
NET INCOME	$11,101	$10,176	$6,684
Basic earnings per common share	$0.86	$0.79	$0.56
Diluted earnings per common share	$0.82	$0.76	$0.54
Weighted average number of common shares outstanding:
Basic	12,938,200	12,928,061	11,999,899
Diluted	13,536,823	13,442,013	12,456,674

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Nine Months Ended
	September 30, 2022	September 30, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$122,126	$56,978
Interest on interest earning deposits with other banks	3,631	314
Interest on investment securities	1,188	76
Dividends on other investments	195	169
Total interest income	127,140	57,537
INTEREST EXPENSE
Interest on deposits	7,943	1,811
Interest on borrowed funds	854	992
Total interest expense	8,797	2,803
Net interest income	118,343	54,734
PROVISION FOR LOAN LOSSES	45,464	973
Net interest income after provision for loan losses	72,879	53,761
NONINTEREST INCOME
Deposit service charges and fees	2,858	2,768
Loan referral fees	810	2,126
Gain on sales of loans, net	—	367
Mortgage broker fees	232	702
Unrealized (loss) gain on equity securities, net	(135)	1,472
Gain on sale of bank branch including deposits and loans, net	—	1,263
Other income	814	542
Noninterest income, excluding BaaS program income and BaaS indemnification income	4,579	9,240
Servicing and other BaaS fees	3,407	3,046
Transaction fees	2,247	264
Interchange fees	1,798	333
Reimbursement of expenses	1,875	709
BaaS program income	9,327	4,352
BaaS credit enhancements	45,210	10
BaaS fraud enhancements	22,753	296
BaaS indemnification income	67,963	306
Total noninterest income	81,869	13,898
NONINTEREST EXPENSE
Salaries and employee benefits	37,829	26,560
Occupancy	3,366	3,085
Data processing and software licenses	4,719	3,457
Legal and professional fees	3,961	2,182
Point of sale expense	1,399	475
Excise taxes	1,501	1,154
Federal Deposit Insurance Corporation ("FDIC") assessments	2,309	820
Director and staff expenses	1,196	812
Marketing	242	344
Other expense	4,318	2,419
Noninterest expense, excluding BaaS loan and BaaS fraud expense	60,840	41,308
BaaS loan expense	36,079	609
BaaS fraud expense	22,752	296
BaaS loan and fraud expense	58,831	905
Total noninterest expense	119,671	42,213
Income before provision for income taxes	35,077	25,446
PROVISION FOR INCOME TAXES	7,570	5,731
NET INCOME	$27,507	$19,715
Basic earnings per common share	$2.13	$1.65
Diluted earnings per common share	$2.04	$1.58
Weighted average number of common shares outstanding:
Basic	12,921,814	11,982,009
Diluted	13,484,950	12,465,346

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$397,621	$2,273	2.27%	$499,918	$956	0.77%	$419,715	$170	0.16%
Investment securities, available for sale (2)	102,438	545	2.11	119,975	554	1.85	31,693	9	0.11
Investment securities, held to maturity (2)	1,257	9	2.84	1,280	9	2.82	2,095	15	2.84
Other investments	10,520	24	0.91	10,225	134	5.26	6,859	31	1.79
Loans receivable (3)	2,452,815	52,328	8.46	2,194,761	40,166	7.34	1,681,069	19,383	4.57
Total interest earning assets	2,964,651	55,179	7.38	2,826,159	41,819	5.94	2,141,431	19,608	3.63
Noninterest earning assets:
Allowance for loan losses	(51,259)			(46,354)			(20,102)
Other noninterest earning assets	128,816			115,788			77,221
Total assets	$3,042,208			$2,895,593			$2,198,550

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,953,170	$5,717	1.16%	$1,792,119	$1,673	0.37%	$919,792	$523	0.23%
FHLB advances and borrowings	—	—	—	—	—	—	24,999	72	1.14
Subordinated debt	24,331	234	3.82	24,313	231	3.81	17,073	185	4.30
Junior subordinated debentures	3,587	39	4.31	3,587	29	3.24	3,586	21	2.32
Total interest bearing liabilities	1,981,088	5,990	1.20	1,820,019	1,933	0.43	965,450	801	0.33
Noninterest bearing deposits	807,952			839,562			1,061,311
Other liabilities	25,662			19,550			13,705
Total shareholders' equity	227,506			216,462			158,084
Total liabilities and shareholders' equity	$3,042,208			$2,895,593			$2,198,550
Net interest income		$49,189			$39,886			$18,807
Interest rate spread			6.18%			5.51%			3.30%
Net interest margin (4)			6.58%			5.66%			3.48%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2022				June 30, 2022			September 30, 2021
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)		Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,559,160	$20,879	5.31%		$1,503,467	$18,885	5.04%	$1,521,047	$17,912	4.67%
Liabilities
Interest bearing deposits	901,339	642	0.28		921,499	317	0.14	888,485	500	0.22
Noninterest bearing deposits	735,038				740,575			696,906
Total deposits	1,636,377	642	0.16		1,662,074	317	0.08	1,585,391	500	0.13

CCBX
Assets
Loans receivable (2)(3)	$893,655	$31,449	13.96%		$691,294	$21,281	12.35%	$160,022	$1,471	3.65%
Liabilities
Interest bearing deposits	1,051,831	5,075	1.91		870,620	1,356	0.62	31,307	23	0.29
Noninterest bearing deposits	72,914				98,987			364,405
Total deposits	1,124,745	5,075	1.79	1.79	969,607	1,356	0.56	395,712	23	0.02
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)CCBX yield  does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$578,855	$3,631	0.84%	$284,225	$314	0.15%
Investment securities, available for sale (2)	89,173	1,160	1.74	25,344	45	0.24
Investment securities, held to maturity (2)	1,276	28	2.93	2,349	31	1.76
Other investments	9,996	195	2.61	6,594	169	3.43
Loans receivable (3)	2,141,127	122,126	7.63	1,690,817	56,978	4.51
Total interest earning assets	2,820,427	127,140	6.03	2,009,329	57,537	3.83
Noninterest earning assets:
Allowance for loan losses	(42,836)			(19,744)
Other noninterest earning assets	112,468			73,328
Total assets	$2,890,059			$2,062,913

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,628,765	$7,943	0.65%	$892,574	$1,811	0.27%
PPPLF borrowings	—	—	0.00	91,850	240	0.35
FHLB advances and borrowings	8,058	69	1.14	24,999	212	1.13
Subordinated debt	24,313	695	3.82	12,381	477	5.15
Junior subordinated debentures	3,587	90	3.35	3,585	63	2.35
Total interest bearing liabilities	1,664,723	8,797	0.71	1,025,389	2,803	0.37
Noninterest bearing deposits	987,343			873,271
Other liabilities	20,442			12,798
Total shareholders' equity	217,551			151,455
Total liabilities and shareholders' equity	$2,890,059			$2,062,913
Net interest income		$118,343			$54,734
Interest rate spread			5.32%			3.46%
Net interest margin (4)			5.61%			3.64%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,483,553	$57,405	5.17%	$1,577,448	$54,217	4.60%
Liabilities
Interest bearing deposits	919,415	1,394	0.20	862,986	1,746	0.27
Noninterest bearing deposits	731,517			660,773
Total deposits	$1,650,932	$1,394	0.11	$1,523,759	$1,746	0.15

CCBX
Assets
Loans receivable (2)(3)	$657,574	$64,721	13.16%	$113,369	$2,761	3.26%
Liabilities
Interest bearing deposits	709,350	6,549	1.23	29,588	65	0.29
Noninterest bearing deposits	255,826			212,498
Total deposits	$965,176	$6,549	0.91	$242,086	$65	0.04
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Income Statement Data:
Interest and dividend income	$55,179	$41,819	$30,142	$25,546	$19,608
Interest expense	5,990	1,933	874	843	801
Net interest income	49,189	39,886	29,268	24,703	18,807
Provision for loan losses	18,428	14,094	12,942	8,942	255
Net interest income after provision for loan losses	30,761	25,792	16,326	15,761	18,552
Noninterest income	34,391	25,492	21,986	14,220	6,132
Noninterest expense	51,087	38,169	30,415	21,050	16,130
Provision for income tax	2,964	2,939	1,667	1,641	1,870
Net income	11,101	10,176	6,230	7,290	6,684

	As of and for the Three Month Period
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Balance Sheet Data:
Cash and cash equivalents	$410,728	$405,689	$682,109	$813,161	$669,725
Investment securities	98,871	109,821	136,177	36,623	34,924
Loans held for sale	43,314	60,000	—	—	—
Loans receivable	2,507,889	2,334,354	1,964,209	1,742,735	1,705,682
Allowance for loan losses	(59,282)	(49,358)	(38,770)	(28,632)	(20,222)
Total assets	3,133,741	2,969,722	2,833,750	2,635,517	2,451,568
Interest bearing deposits	2,023,849	1,879,253	1,738,426	1,007,879	927,097
Noninterest bearing deposits	813,217	818,052	838,044	1,355,908	1,296,443
Core deposits (1)	2,727,830	2,584,831	2,460,954	2,249,573	2,148,445
Total deposits	2,837,066	2,697,305	2,576,470	2,363,787	2,223,540
Total borrowings	27,931	27,911	27,893	52,873	52,854
Total shareholders’ equity	228,733	217,661	207,920	201,222	161,086

Share and Per Share Data (2):
Earnings per share – basic	$0.86	$0.79	$0.48	$0.60	$0.56
Earnings per share – diluted	$0.82	$0.76	$0.46	$0.57	$0.54
Dividends per share	—	—	—	—	—
Book value per share (3)	$17.66	$16.81	$16.08	$15.63	$13.41
Tangible book value per share (4)	$17.66	$16.81	$16.08	$15.63	$13.41
Weighted avg outstanding shares – basic	12,938,200	12,928,061	12,898,746	12,144,452	11,999,899
Weighted avg outstanding shares – diluted	13,536,823	13,442,013	13,475,337	12,701,464	12,456,674
Shares outstanding at end of period	12,954,573	12,948,623	12,928,548	12,875,315	12,012,107
Stock options outstanding at end of period	644,334	655,844	666,774	694,519	710,182
See footnotes on following page

	As of and for the Three Month Period
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Credit Quality Data:
Nonperforming assets (5) to total assets	0.73%	0.09%	0.08%	0.07%	0.03%
Nonperforming assets (5) to loans receivable and OREO	0.91%	0.11%	0.12%	0.10%	0.04%
Nonperforming loans (5) to total loans receivable	0.91%	0.11%	0.12%	0.10%	0.04%
Allowance for loan losses to nonperforming loans	259.1%	849.4%	1653.3%	1657.9%	2732.7%
Allowance for loan losses to total loans receivable	2.36%	2.11%	1.97%	1.64%	1.19%
Gross charge-offs	$8,513	$3,542	$2808	$579	$31
Gross recoveries	$9	$36	$4	$47	$32
Net charge-offs to average loans (6)	1.38%	0.64%	0.64%	0.13%	0.00%
Credit enhancement income (7)	$8,102	$3,539	$2804	$363	$18

Capital Ratios (8):
Tier 1 leverage capital	7.70%	7.68%	7.75%	8.07%	7.48%
Common equity Tier 1 risk-based capital	8.49%	8.51%	9.71%	11.06%	9.94%
Tier 1 risk-based capital	8.62%	8.65%	9.88%	11.26%	10.15%
Total risk-based capital	10.80%	10.88%	12.30%	13.89%	12.95%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans. When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). This is the amount of CCBX incurred losses that were recorded and are covered by the partner’s credit enhancements.
(8)Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$49,189	$39,886	$18,807	$118,343	$54,734
Total noninterest income	34,391	25,492	6,132	81,869	13,898
Total Revenue	$83,580	$65,378	$24,939	$200,212	$68,632
Less: BaaS credit enhancements	(17,928)	(14,207)	(10)	(45,210)	(10)
Less: BaaS fraud enhancements	(11,708)	(6,474)	(296)	(22,753)	(296)
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$53,944	$44,697	$24,633	$132,249	$68,326
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net BaaS loan income divided by average CCBX loans:
Total average CCBX loans receivable	$893,655	$691,294	$160,022	$657,574	$113,369
Interest and earned fee income on CCBX loans	31,449	21,281	1,471	64,721	2,761
Less: loan expense on CCBX loans	(15,560)	(12,229)	(419)	(36,079)	(609)
Net BaaS loan income	$15,889	$9,052	$1,052	$28,642	$2,152
Net BaaS loan income divided by average CCBX loans	7.05%	5.25%	2.61%	5.82%	2.54%
CCBX loan yield	13.96%	12.35%	3.65%	13.16%	3.26%

APPENDIX A -
As of September 30, 2022
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $2.51 billion in outstanding loan balances. When combined with $2.32 billion in unused commitments the total of these categories is $4.83 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 40.7% of our total balance of outstanding loans as of September 30, 2022. Unused commitments to extend credit represents an additional $37.2 million, and the combined total exposure in commercial real estate loans represents $1.06 billion, or 22.0% of our total outstanding loans and loan commitments.
The following table summarizes our exposure by industry for our commercial real estate portfolio as of September 30, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$208,509	$5,658	$214,167	4.4%	$2,644	81
Hotel/Motel	165,233	4,880	170,113	3.5	6,075	28
Office	100,224	3,522	103,746	2.1	1,048	99
Retail	116,648	3,631	120,279	2.5	1,215	99
Convenience Store	81,286	4,336	85,622	1.8	2,088	41
Mixed use	84,255	4,681	88,936	1.8	988	90
Warehouse	74,382	1,766	76,148	1.6	1,410	54
Manufacturing	40,634	1,765	42,399	0.9	1,211	35
Mini Storage	46,989	1,810	48,799	1.0	3,050	16
Groups < 0.70% of total	105,907	5,148	111,055	2.3	1,354	82
Total	$1,024,067	$37,197	$1,061,264	22.0%	$1,698	625
Consumer loans comprise 20.9% of our total balance of outstanding loans as of September 30, 2022. Unused commitments to extend credit represents an additional $802.6 million, and the combined total exposure in consumer and other loans represents $1.3 billion, or 27.4% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan of just $1,200. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested.

The following table summarizes our exposure by industry for our consumer and other loan portfolio as of September 30, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Installment loans	$294,907	$—	$294,907	6.1%	$1.5	196,058
Credit cards	216,995	800,914	1,017,909	21.1	1.3	162,170
Lines of credit	6,104	559	6,663	0.1	0.2	30,481
Other loans	3,310	—	3,310	0.1	0.2	16,854
Community bank consumer loans
Lines of credit	155	397	552	0.0	3.7	42
Installment loans	1,408	716	2,124	0.0	33.5	42
Other loans	657	—	657	0.0	1.9	339
Total	$523,536	$802,586	$1,326,122	27.4%	$1.2	405,986
Residential real estate loans comprise 16.0% of our total balance of outstanding loans as of September 30, 2022. Unused commitments to extend credit represents an additional $476.6 million, and the combined total exposure in residential real estate loans represents $879.4 million, or 18.2% of our total outstanding loans and loan commitments.
The following table summarizes our exposure by industry for our commercial and industrial loan portfolio as of September 30, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$203,910	$436,346	$640,256	13.2%	$23	8,836
Community bank residential real estate loans
Closed end, secured by first liens	173,890	4,389	178,279	3.7	610	285
Home equity line of credit	15,750	33,945	49,695	1.0	85	186
Closed end, second liens	9,231	1,912	11,143	0.2	330	28
Total	$402,781	$476,592	$879,373	18.2%	$43	9,335
Commercial and industrial loans comprise 13.5% of our total balance of outstanding loans as of September 30, 2022. Unused commitments to extend credit represents an additional $839.7 million, and the combined total exposure in commercial and industrial loans represents $1.18 billion, or 24.4% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $174.3 million in outstanding capital call lines, with an additional $760.2 million in available loan commitments, which is provided to venture capital firms through one of our CCBX BaaS clients.

These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.
The following table summarizes our exposure by industry for our commercial and industrial loan portfolio as of September 30, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$174,311	$760,192	$934,503	19.3%	$1,019	171
Construction/Contractor Services	23,737	31,764	55,501	1.1	129	184
Financial Institutions	35,150	—	35,150	0.7	3,906	9
Manufacturing	14,530	5,477	20,007	0.4	382	38
Medical / Dental / Other Care	21,408	4,833	26,241	0.5	335	64
Retail	17,054	5,792	22,846	0.5	25	676
Groups < 0.30% of total	53,738	31,660	85,398	1.8	177	303
Total	$339,928	$839,718	$1,179,646	24.4%	$235	1,445
Construction, land and land development loans comprise 8.9% of our total balance of outstanding loans as of September 30, 2022. Unused commitments to extend credit represents an additional $163.0 million, and the combined total exposure in construction, land and land development loans represents $387.2 million, or 8.0% of our total outstanding loans and loan commitments.
The following table details our exposure for our construction, land and land development portfolio as of September 30, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$109,874	$116,147	$226,021	4.7%	$3,789	29
Residential construction	38,795	31,170	69,965	1.4	970	40
Undeveloped land loans	41,373	4,068	45,441	0.9	3,183	13
Developed land loans	19,436	6,130	25,566	0.5	607	32
Land development	14,710	5,485	20,195	0.4	774	19
Total	$224,188	$163,000	$387,188	8.0%	$1,686	133

APPENDIX B -
As of September 30, 2022
CCBX – BaaS Reporting Information
During the quarter ended September 30, 2022, $17.9 million was recorded in BaaS credit enhancements related to the provision for loan losses and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and negative deposit accounts. When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to cover losses. The receivable is relieved as credit enhancement recoveries are received from the CCBX partner. Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would write-off any remaining receivable from the CCBX partner but would retain the full yield on the loan going forward, and BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, one takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
BaaS loan interest income	$31,449	$21,281	$1,471	$64,721	$2,761
Less: BaaS loan expense	15,560	12,229	419	36,079	609
Net BaaS loan income (1)	15,889	9,052	1,052	28,642	2,152
Net BaaS loan income divided by average BaaS loans (1)	7.05%	5.25%	2.61%	5.82%	2.54%
Yield on loans	13.96%	12.35%	3.65%	13.16%	3.26%
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
The addition of new CCBX partners and increased activity has resulted in increases in interest, direct fees and expenses for the quarter ended September 30, 2022 compared to the quarters ended June 30, 2022 and September 30, 2021. The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Loan interest income	$31,449	$21,281	$1,471	$64,721	$2,761
Total BaaS interest income	$31,449	$21,281	$1,471	$64,721	$2,761

Interest expense	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
BaaS interest expense	$5,075	$1,356	$23	$6,549	$65
Total BaaS interest expense	$5,075	$1,356	$23	$6,549	$65

BaaS income	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Program income:
Servicing and other BaaS fees	$1,079	$1,159	$1,313	$3,407	$3,046
Transaction fees	940	814	146	2,247	264
Interchange fees	738	628	188	1,798	333
Reimbursement of expenses	885	618	333	1,875	709
Program income	3,642	3,219	1,980	9,327	4,352
Indemnification income:
Credit enhancements	17,928	14,207	10	45,210	10
Fraud enhancements	11,708	6,474	296	22,753	296
Indemnification income	29,636	20,681	306	67,963	306
Total BaaS income	$33,278	$23,900	$2,286	$77,290	$4,658

BaaS loan and fraud expense	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
BaaS loan expense	$15,560	$12,229	$419	$36,079	$609
BaaS fraud expense	11,707	6,474	296	22,752	296
Total BaaS loan and fraud expense	$27,267	$18,703	$715	$58,831	$905